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                                   BizRate.com
                               4053 Redwood Avenue
                              Los Angeles, CA 90066

May 14, 1999

Benjamin C. Nourse
Online Specialty Retailing, Inc. d/b/a GreatFood.com
2731 Eastlake Avenue, East
Seattle, Washington 98102

Re: BizRate Customer Analysis Report of GreatFood.com ("GreatFood") for Evaluation Period: January 1998 to December 1998 (the "Report")

Dear Ben:

         In connection with certain filings (the "Filings") to be made by GreatFood with the Securities and Exchange Commission ("SEC"), BizRate.com hereby consents to information from the Report being used in any such Filing, substantially in the form attached hereto as Exhibit A, and with such changes as GreatFood, or its counsel may deem advisable,.

         BizRate.com understands that the information contained in this letter is confidential and agrees not to disclose such information to any third party.

                                  BIZRATE.COM

                                  By: /s/
                                     ------------------------
                                     Name:  John B. Phelps
                                     Title: Director, Business Development


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                                    Exhibit A
                                    ---------

Disclosures with respect to information from the Report are included in the following Filing excerpt:

THE GREATFOOD.COM RETAIL CUSTOMER

         We believe that in general, customers are visiting our site in anticipation of a food-related event: special occasions, birthdays, holidays, or parties, where convenience and ease of use are essential. According to surveys conducted among a limited number of our customers in November and December of 1998 by BizRate.com, a market research firm:

         -     64% of our customers were female;

         - 78.2% of our customers were 35 years of age or older, with an average age of 45 years; and

         -     average income of our customers was approximately $95,000.

         The average customer spent approximately $50 per visit in the first quarter of 1999, including shipping charges.

         We are highly committed to excellent customer service with the goal of providing a highly positive ordering experience that will capture the customer for repeat visits. In addition, the BizRate.com survey indicated that 87% of the customers responding were highly or very highly satisfied with their shopping experience and 80% of the customers responding were likely or very likely to shop in our online store again.